United States securities and exchange commission logo





                     December 12, 2023

       Kong Xiao Jun
       Chief Executive Officer
       China Foods Holdings Ltd.
       2301A, 26 Harbour Road
       Wanchai, Hong Kong

                                                        Re: China Foods
Holdings Ltd.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-32522

       Dear Kong Xiao Jun:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Disclosure Review Program
       cc:                                              Conn Flanigan